AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 26, 2002

SCHEDULE 14A

(Rule 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(Amendment No.___)

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Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting material under Rule 14a-12

The Cronos Group

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE CRONOS GROUP

Société Anonyme Holding

Dennis J. Tietz

Chairman

April 26, 2002

To Our Shareholders:

      We have set our 2002 annual meeting of shareholders for Wednesday, June 12, 2002, to commence at 10:00 a.m. (local time) at the Hotel Le Royal, 12 Boulevard Royal, Luxembourg. At the meeting we will ask you to re-elect S. Nicholas Walker and Robert M. Melzer as Directors; to re-authorize our share capital; to re-confirm the Board of Directors’ authority to suppress the availability of preemptive rights with respect to the issuance or reservation for issuance of authorized common shares; to retire and cancel the 1,793,798 common shares of the Company previously held by Klamath Enterprises S.A.; to authorize the Board of Directors of the Company to implement, from time to time, repurchases of outstanding common shares by the Company; to authorize the Board of Directors of the Company to grant officers and employees common shares of the Company in lieu, in whole or in part, of bonuses otherwise awarded to the officers and employees of the Company; to approve our appointment of Deloitte & Touche S.A. as our auditors for the year ending December 31, 2002; and to take certain other actions that we are required to submit to you under Luxembourg law.

      Your Board of Directors recommends that you vote in favor of each of these proposals. You should read with care the Proxy Statement, which contains detailed information about these proposals.

      With this Proxy Statement you are also receiving our 2001 annual report, as well as the Company’s consolidated and unconsolidated financial statements for the year ended December 31, 2001.

      You do not need to attend the meeting to participate. It is important that you take some time to read the enclosed materials and to vote your shares. Whether you plan to attend the meeting or not, we urge you to sign, date, and return the enclosed proxy card in the enclosed postage paid envelope in order that as many shares as possible may be represented at the meeting. The vote of each shareholder is important and your cooperation in promptly returning your executed proxy would be appreciated. Each proxy is revocable and will not affect your right to vote in person. Therefore, even if you execute a proxy, you may still attend the annual meeting of shareholders and vote your shares in person.

Sincerely,

Dennis J. Tietz
Chairman of the Board and
Chief Executive Officer

THE CRONOS GROUP

Société Anonyme Holding

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Wednesday, June 12, 2002
Time:	10:00 a.m.
Place:	Hotel Le Royal
12 Boulevard Royal
Luxembourg

Matters to be voted upon:

1.	Election of two directors to serve three-year terms expiring in 2005.

2.	Approval of an amendment to our Articles of Incorporation re-authorizing our share capital, which is set at US $50,000,000 and represented by 25,000,000 common shares.

3.	Approval of an amendment to our Articles of Incorporation, confirming the authority of the Board of Directors of the Company to suppress preemptive rights with respect to the issuance or reservation for issuance of our common shares.

4.	Retirement and cancellation of 1,793,798 common shares held by a subsidiary of the Company and previously owned of record by Klamath Enterprises S.A.

5.	Grant of authority to the Board of Directors of the Company to adopt and implement, from time to time, a common share repurchase program.

6.	Grant of authority to the Board of Directors to grant common shares of the Company to officers and employees in lieu, in whole or in part, of cash bonuses awarded to officers and employees.

7.	Appointment of Deloitte & Touche S.A. as the Company’s independent auditors for the year ending December 31, 2002 for both the consolidated and unconsolidated accounts and grant of authorization to the Board of Directors to fix the compensation of the independent auditors.

8.	Approval of the consolidated and unconsolidated financial statements of the Company for the year ended December 31, 2001 and the reports of the Company’s independent auditors and Board of Directors thereon.

9.	Discharge of the directors of the Company pursuant to Article 74 of Luxembourg’s Companies Law from the execution of their mandate for the year ended December 31, 2001.

10.	Allocation of the profit/loss reported by the Company for the year ended December 31, 2001.

11.	Any other matter properly brought before the shareholders at the annual meeting or any adjournment thereof.

      The close of business on April 15, 2002 has been fixed as the record date for determining which shareholders are entitled to notice of the meeting, and any adjournment, postponement, or continuation thereof, and which shareholders are entitled to vote.

      The address of the Company’s registered office is 16, Allée Marconi, Boîte Postale 260, L-2120 Luxembourg, and its telephone number is 352 453 145. The Company is organized in Luxembourg as a société anonyme holding with registrar number RCS LUX B27.489.

On Behalf of the Board of Directors,

Dennis J. Tietz
Chairman of the Board
and Chief Executive Officer

April 26, 2002

GENERAL INFORMATION ABOUT VOTING
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NOS. 2 AND 3 AMENDMENTS TO THE COMPANY’S ARTICLES OF INCORPORATION
PROPOSAL NO. 4 RETIREMENT AND CANCELLATION OF KLAMATH SHARES
PROPOSAL NO. 5 GRANT OF AUTHORITY TO THE BOARD OF DIRECTORS TO ADOPT AND IMPLEMENT FROM TIME TO TIME COMMON SHARE REPURCHASE PROGRAM
PROPOSAL NO. 6 GRANT OF AUTHORITY TO BOARD OF DIRECTORS TO GRANT COMMON SHARES IN LIEU OF CASH BONUSES
PROPOSAL NO. 7 APPOINTMENT OF DELOITTE & TOUCHE S.A. AS INDEPENDENT AUDITORS
PROPOSAL NOS. 8 – 10 PROPOSALS FOR SUBMISSION TO THE SHAREHOLDERS UNDER LUXEMBOURG LAW
COMMITTEES OF THE BOARD OF DIRECTORS
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
AUDIT COMMITTEE REPORT
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
PERFORMANCE GRAPH
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OTHER MATTERS
SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING
OTHER INFORMATION
Definitive Proxy Statement

THE CRONOS GROUP

Société Anonyme Holding
16, Allée Marconi
Boîte Postale 260
L-2120 Luxembourg

PROXY STATEMENT

       Your vote at this annual meeting is important to us. Please vote your common shares by completing the enclosed proxy card and returning it to us in the enclosed envelope. This Proxy Statement has information about the annual meeting and was prepared by the Company’s management for the Board of Directors. This Proxy Statement will be first mailed to shareholders on May 1, 2002.

GENERAL INFORMATION ABOUT VOTING

Who is soliciting your vote?

      These proxy materials are furnished in connection with the solicitation by the Board of Directors of The Cronos Group (“Cronos” or the “Company”) of proxies to be voted at the Company’s 2002 annual meeting and at any meeting following an adjournment, postponement, or continuation thereof.

Who can vote?

      The Board of Directors has fixed the record date as of the close of business on April 15, 2002. Only holders of common shares of the Company on the record date are entitled to vote at the annual meeting. A total of 7,364,580 common shares can be voted at the annual meeting. Shareholders are entitled to one vote for each common share owned on the record date. The enclosed proxy card shows the number of shares you can vote.

Who are the proxyholders?

      The persons named in the enclosed proxy are directors and/or officers of the Company. A shareholder has the right to appoint a person (who need not be a shareholder of the Company) as proxy to attend and act on such shareholder’s behalf at the annual meeting.

How do I vote by proxy?

      Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the annual meeting. Sign, date and promptly return the enclosed proxy card in the accompanying envelope. The common shares presented by any valid proxy will be voted on all matters in accordance with the specifications or instructions marked on the proxy card. In the absence of any such specification or instruction, such common shares will be voted FOR, AGAINST or ABSTAIN from voting (withheld) on all of the proposals specified in the form of proxy as the proxyholder shall determine, in his discretion.

      The accompanying proxy for the annual meeting confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in this notice and proxy statement and with respect to such other business or matters which may properly come before the annual meeting or any adjournment.

What if other matters come up at the annual meeting?

      The Board of Directors does not presently know of any matter to be considered at the meeting other than the matters described herein and in the Notice of Annual Meeting of Shareholders. However, if other matters are properly presented at the meeting, the proxyholders will vote your shares, on your behalf, in accordance with their judgment.

Can I change my vote after I return my proxy card?

      Yes. At any time before the vote on a proposal, you can revoke your proxy or change your vote either by submitting to the Company’s secretary a written notice of revocation, or by signing, dating, and returning a later-dated proxy card.

Can I vote in person at the annual meeting rather than by completing the proxy card?

      Although we encourage you to complete and return the enclosed proxy card to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person.

What do I do if my shares are held in street name?

      If your shares are held in the name of your broker, a bank, or other nominee, that institution should provide you with instructions for voting your shares. Please contact the person responsible for your account and give instructions for a proxy card to be signed representing your common shares of the Company. We urge you to confirm in writing your instructions to the person responsible for your account. In addition, please provide a copy of those instructions to the Company at the address indicated below, so that we may be aware of your instructions in order to attempt to ensure that such instructions are followed.

How are votes counted?

      Under Luxembourg law, actions requiring the approval of shareholders can generally be taken by approval of the holders of a simple majority of shares present or represented, and voting, without regard to any minimum quorum requirements. Two exceptions are (i) to amend the Articles of Incorporation (“Articles”) and (ii) any action for which Luxembourg law or the Articles require greater than a majority vote or require a specified quorum. Holders of a majority of the outstanding common shares of the Company must be present in person or by proxy to satisfy the minimum quorum requirements to amend the Articles of Incorporation.

      The Company’s common shares are traded on the Nasdaq Stock Market (Symbol: CRNS). Under Nasdaq’s rules, the minimum quorum for any meeting of shareholders of a Nasdaq company is 33 1/3 percent of the outstanding common shares of the company. The Company will observe this requirement in holding its annual meeting, and accordingly a quorum of at least one-third of the outstanding common shares of the Company entitled to vote at the annual meeting, represented in person or by proxy, will be necessary to convene the annual meeting.

      The Company’s Articles require the approval of the holders of a simple majority of the outstanding common shares of the Company for the election of directors to the Board. Therefore, with respect to Proposal No. 1 — Election of Directors, if you do not sign and return a proxy card, your shares will be counted as abstentions and will have the effect of a vote AGAINST the proposal. Proposal Nos. 2, 3 and 4 require the approval of the holders of at least two-thirds of the outstanding common shares of the Company present in person or represented by proxy, and voting, at a meeting at which the holders of a majority of the outstanding common shares of the Company are present in person or by proxy.

      The affirmative vote of the holders of a majority of the common shares of the Company present in person or represented by proxy, and voting, is required to approve the other matters to be presented to the shareholders at the annual meeting.

      Abstentions and broker non-votes are each excluded in the determination of the number of shares present and voting. However, abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum of shareholders at the meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner or other person entitled to vote.

Who pays for this proxy solicitation?

      Cronos will pay the full cost of this proxy solicitation and expenses incurred in connection with preparing and distributing this proxy statement. We have retained Georgeson Shareholder (“Georgeson”) to assist in the solicitation of proxies. The cost of Georgeson’s services is estimated at $5,000, plus reasonable out-of-pocket expenses. In addition to the solicitation of proxies by mail, employees of the Company may solicit proxies by telephone, or by other means. None of these employees will receive extra compensation for their assistance in the solicitation of proxies.

      We will request that banks, brokerage houses, and other custodians, nominees and fiduciaries forward the proxy solicitation materials to the beneficial owners of common shares of the Company that such institutions hold of record. We will reimburse such institutions for their reasonable out-of-pocket expenses.

How can I get further information?

      Shareholders can call the investor relations department of our affiliate, Cronos Capital Corp., at (415) 677-8990, or contact us by email at ir@cronos.com, with any questions about voting procedures or the other matters discussed herein.

      Shareholders may obtain copies of the Company’s 2001 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q by contacting the investor relations department or by writing to the Secretary of Cronos Capital Corp., One Front Street, Suite 1500, San Francisco, California 94111.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

      The Company’s Articles provide that it is to be managed by a Board of Directors composed of at least three members who need not be shareholders of the Company and who shall be elected by the holders of a simple majority of the outstanding common shares for a term of three years and until their successors are elected. The terms of the directors are staggered so that the terms of one-third of the total number of directors expire in each year.

      Presently, the Board of Directors is composed of Dennis J. Tietz (Chairman), Peter J. Younger, Maurice Taylor, Charles Tharp, S. Nicholas Walker, and Robert M. Melzer.

      Mr. Walker was appointed to the Board of Directors of the Company on October 5, 1999, to serve out the remaining term of his predecessor. Messrs. Walker and Melzer were elected by the shareholders to the Board of Directors, as outside directors, at the 1999 annual meeting for three-year terms expiring at the conclusion of the annual meeting for 2002, and are therefore standing for re-election at this annual meeting.

      Messrs. Taylor and Tharp were re-elected to the Board of Directors at the 2000 annual meeting for three-year terms expiring at the conclusion of the annual meeting for 2003 and are therefore not standing for re-election at this annual meeting.

      Messrs. Tietz and Younger were re-elected to the Board of Directors at the 2001 annual meeting for three-year terms expiring at the conclusion of the annual meeting for 2004 and are therefore not standing for re-election at this annual meeting.

Stephen Nicholas Walker

      Mr. Walker, age 48, was appointed to the Board of Directors of the Company as an outside director on October 5, 1999, to fill the vacancy created by the resignation of his predecessor, and was elected to the Board by the shareholders at the 1999 annual meeting held on January 13, 2000. In August 2000 Mr. Walker organized the York Stockbrokers Group (“York”). York, with offices in London and New York, provides securities brokerage services to institutional and wealthy clients in Europe, the United States, and Latin America. From 1995 until he organized York, Mr. Walker served as Senior Vice President of Investments of PaineWebber Inc. From 1982 until he joined PaineWebber, he served as Senior Vice President of Investments of Prudential Securities Inc. Mr. Walker holds an M.A. degree in Jurisprudence from Oxford University, England.

Robert M. Melzer

      Mr. Melzer, age 61, was elected to the Board of Directors of the Company as an outside director at the 1999 annual meeting held on January 13, 2000. Mr. Melzer served as President and Chief Executive Officer of Property Capital Trust, a publicly-traded real estate investment trust (“REIT”), from 1992 until May 1999 when the company completed its plan to dispose of its investments and distributed the proceeds to its shareholders. Since May 1999, Mr. Melzer has devoted his business activities to consulting and to serving as a director or trustee of various business and charitable organizations. In 2001, Mr. Melzer served as Interim Chief Executive Officer of Beth Israel Deaconess Medical Center in Boston, Massachusetts. Mr. Melzer currently serves as a director of Genesee & Wyoming, Inc., a short-line and regional railroad holding company; a director of Beacon Capital Partners, Inc., a REIT; a trustee of MGI Properties Liquidating Trust, which was formed to complete the liquidation of MGI Properties, a REIT; a director of Lawson Products, Inc., a distributor of items for the repair, maintenance, and operation of industrial capital equipment; and Chair of the Board of Trustees of Beth Israel Deaconess Medical Center. Mr. Melzer holds a B.A. degree in Economics from Cornell University and an M.B.A. from the Harvard Business School.

      We are proposing that the shareholders re-elect Messrs. Walker and Melzer to the Board of Directors to serve until the conclusion of the annual meeting for 2005 and the election of their successors. Each of the nominees has agreed to be named in this Proxy Statement and to serve as a director if elected by the shareholders. Should any nominee unexpectedly not be available for election, then the Board would propose a substitute nominee.

      If Messrs. Walker and Melzer are re-elected to the Board, then the composition of our Board of Directors would be as follows:

Director	Term Expiration

Maurice Taylor	2003 Annual Meeting
Charles Tharp	2003 Annual Meeting
Dennis J. Tietz	2004 Annual Meeting
Peter J. Younger	2004 Annual Meeting
S. Nicholas Walker*	2005 Annual Meeting
Robert M. Melzer*	2005 Annual Meeting

*	Nominees for re-election to the Board of Directors.

We recommend that you vote FOR the re-election of Messrs. Walker and Melzer as directors.

      Vote Required. Election of each of the two nominees requires the approval of the holders of a simple majority of the outstanding common shares of the Company.

A. Continuing Directors

Dennis J. Tietz

      Mr. Tietz, age 49, was appointed Chief Executive Officer of the Company on December 11, 1998, and Chairman of the Board of Directors on March 30, 1999, to fill the vacancies created by the resignation of Rudolph J. Weissenberger as Chief Executive Officer and Chairman of the Board. Mr. Tietz is currently serving as a director for a term expiring at the conclusion of the annual meeting to be held in 2004 and until his successor is elected and takes office. From 1986 until his election as Chief Executive Officer of the Company, Mr. Tietz was responsible for the organization and marketing of investment programs managed by Cronos Capital Corp. (“CCC”) (formerly called Intermodal Equipment Associates), a subsidiary of the Company. From 1981 to 1986, Mr. Tietz supervised container lease operations in both the United States and Europe. Prior to joining CCC in 1981, Mr. Tietz was employed by Trans Ocean Leasing Corporation, San Francisco, California, a container leasing company, as regional manager based in Houston, with responsibility for leasing and operational activities in the US Gulf. Mr. Tietz holds a B.S. degree in Business Administration from San Jose State University. Mr. Tietz is a licensed principal with the National Association of Securities Dealers. Mr. Tietz served as Chairman of the International Institute of Container Lessors for its 2001 fiscal year, and currently sits on the Executive Committee of the Institute’s Board of Directors.

Peter J. Younger

      Mr. Younger, age 45, was elected to the Board of Directors of the Company at the 1999 annual meeting held on January 13, 2000. Mr. Younger is currently serving as a director for a term expiring at the conclusion of the annual meeting to be held in 2004 and until his successor is elected and takes office. Mr. Younger was appointed as Chief Operating Officer of the Company on August 4, 2000, as Executive Vice President in April 1999, and as Chief Financial Officer in March 1997. From 1991 to 1997, Mr. Younger served as Vice President of Finance of Cronos Containers Limited, a subsidiary of the Company located in the United Kingdom. From 1987 to 1991, Mr. Younger served as Vice President and Controller of CCC in San Francisco. Prior to 1987, Mr. Younger was a certified public accountant and a principal with the accounting firm of Johnson, Glaze and Co. in Salem, Oregon. Mr. Younger holds a B.S. degree in Business Administration from Western Baptist College, Salem, Oregon.

Maurice Taylor

      Mr. Taylor, age 41, was appointed to the Board of Directors of the Company as an outside director on July 9, 1998. Mr. Taylor is currently serving as a director for a term expiring at the conclusion of the annual meeting for 2003 and until his successor is elected and takes office. Mr. Taylor, a resident of Geneva, Switzerland, has been an independent consultant in international trade finance for the last nine years. He serves on the boards of numerous privately-held trading companies in Europe. Mr. Taylor holds a B.A. degree in Mathematical Economics from Brown University.

Charles Tharp

      Mr. Tharp, age 51, was appointed to the Board of Directors of the Company as an outside director on March 31, 1999, to fill the vacancy created by the resignation of Dr. Axel Friedberg. Mr. Tharp is currently serving as a director for a term expiring at the conclusion of the annual meeting for 2003 and until his successor is elected and takes office. Mr. Tharp is based in Washington D.C. and has for the last six years acted as a consultant to pension funds and foundations on international investment policy, fiduciary issues, and financial management. Mr. Tharp is a director of The Info/ Change Foundation, Washington D.C., and for the past 20 years has been an advisor to the American Bureau of Shipping. He held several positions, including Executive Director (the Chief Executive Officer) of the Pension Benefit Guaranty Corporation, a federal agency, from 1982 to 1985. Mr. Tharp has served on the boards of insurance companies, pension funds, and real estate holding companies in California, Ohio, and Bermuda. Mr. Tharp holds a B.A. degree in History from Yale University and an M.A. in Jurisprudence from Oxford University, England.

PROPOSAL NOS. 2 AND 3

AMENDMENTS TO THE COMPANY’S ARTICLES OF INCORPORATION

REAUTHORIZATION OF THE COMPANY’S CAPITAL AND

RECONFIRMATION OF THE BOARD OF DIRECTORS’ AUTHORITY
TO SUPPRESS PREEMPTIVE RIGHTS
WITH RESPECT TO THE ISSUANCE OF COMMON SHARES
FOLLOWING PRESENTATION OF
REPORT OF THE BOARD OF DIRECTORS

Reauthorization of Capital

      Cronos’ authorized capital currently consists of 25,000,000 common shares, $2 par value per share, of which 7,364,580 common shares are presently issued and outstanding. The 7,364,580 outstanding common shares do not include 1,275,000 common shares reserved for issuance under outstanding warrants, options, or stock units granted or that may be granted under the Company’s 1999 Stock Option Plan and Non-Employee Directors’ Equity Plan. See “Compensation of Executive Officers and Directors” herein regarding the Company’s equity compensation plans for management. The 7,364,580 outstanding common shares also do not include 1,793,798 common shares previously owned of record by Klamath Enterprises S.A. (“Klamath”), which the Company intends to retire and cancel. See “Proposal No. 4, Retirement and Cancellation of Klamath Shares” herein. Accordingly, as of this date, there remain 16,360,420 authorized common shares of the Company not issued or reserved for issuance and available for issuance. The Company’s Articles of Incorporation currently do not authorize the issuance of preferred shares. All of our common shares are issued in registered form.

      Under Luxembourg law, our authorized capital is automatically reduced to the amount represented by our outstanding shares unless our shareholders renew our authorized capital every five years. Our shareholders last renewed our authorized capital at the special shareholders’ meeting held on August 13, 1997. Accordingly, we are taking the opportunity at this annual meeting to seek shareholder approval for a reauthorization of our share capital. The reauthorization shall take the form of an amendment to Article 3 of our Articles of

Incorporation. The full text of the proposed resolution amending Article 3 to accomplish a reauthorization of our share capital is as follows:

“RESOLVED, that Article 3 of the Articles of Incorporation of the Company be amended and restated to read in its entirety as follows:

‘Art. 3. The authorized capital is set at U.S. $50,000,000 (Fifty Million U.S. Dollars) divided into 25,000,000 (Twenty-Five Million) authorized common shares, par value U.S. $2 per share.

The subscribed capital is set at U.S. $18,316,756 (Eighteen Million Three Hundred Sixteen Thousand Seven Hundred Fifty-Six U.S. Dollars) divided into 9,158,378 (Nine Million One Hundred Fifty-Eight Thousand Three Hundred Seventy-Eight) issued shares of U.S. $2 par value per share.

The authorized share capital of the Company may be increased or decreased by resolution of the shareholders of the Company adopted in the manner required for the amendment of these Articles.

Certificates for common shares will be issued in such denominations as the Board of Directors shall prescribe. The share certificates shall be in such form and shall bear such numbers of identification as shall be determined by the Board of Directors.’ ”

      If Proposal No. 4 is adopted by the shareholders canceling the 1,793,798 common shares formerly held by record of Klamath, then our authorized capital would be reduced to 23,206,202 common shares and our subscribed capital would be reduced to 7,364,580 common shares ($14,729,160). See Proposal No. 4 herein for the text of Article 3 of our Articles of Incorporation in the event that the shareholders approve both Proposal No. 2, reauthorizing the share capital of the Company, and Proposal No. 4, authorizing the retirement and cancellation of the Klamath Shares.

Board Authorization to Issue Common Shares Suppressing Pre-Emptive Rights

      As a general rule, shareholders are entitled when shares are issued for cash to preemptive rights under Luxembourg law unless the Articles of Incorporation authorize the Board of Directors to withdraw or restrict preemptive rights. Preemptive rights provide shareholders the right to subscribe to their proportionate share of future issuances of shares by the company. Preemptive rights are not customarily granted by public companies to their shareholders because they impede the raising of new capital by the company and the adoption of incentive stock plans for officers and employees of the company.

      At the 1997 meeting at which the shareholders reauthorized the capital of the Company, the shareholders also authorized the Board to issue common shares from the authorized but unissued capital of the Company without reserving any preemptive rights to the shareholders of the Company. This authorization likewise expires five years from the date that publication of the amendment occurred under Luxembourg law (or by December 7, 2002). Accordingly, we are also requesting that our shareholders confirm the Board’s authority to issue common shares without the reservation of preemptive rights. The full text of the resolution to be presented to the shareholders at the annual meeting for this purpose is as follows:

“RESOLVED, that Article 4 of the Articles of Incorporation of the Company be amended to read in its entirety as follows:

‘Art. 4. All shares will entitle the holder thereof to cast one vote for each Share held.

The Board of Directors may issue additional common shares on such terms and conditions as it shall approve, without reserving a preferential subscription right to the shareholders. This authorization to issue additional shares shall be valid for a period of five (5) years from the date this Article is adopted by the shareholders and notice thereof is published in accordance with Luxembourg law.’ ”

      The number of the Company’s authorized common shares not issued or reserved for issuance and available for issuance is 16,360,420; if Proposal No. 4 is adopted by the shareholders, retiring and canceling 1,793,798 common shares previously owned of record by Klamath Enterprises S.A., then the number of authorized common shares of the Company not issued or reserved for issuance and available for issuance would be 14,566,622. The Board’s authority to suppress preemptive rights applies only to shares authorized but not yet issued or reserved for issuance.

      We recommend that you vote FOR approval of Proposal Nos. 2 and 3.

Vote Required

      Adoption of Proposal Nos. 2 and 3 requires the approval of the holders of at least two-thirds of the outstanding common shares of the Company present in person or represented by proxy at the annual meeting, at which the holders of a majority of the outstanding common shares of the Company are present in person or by proxy.

Board Report in Support of Reauthorization of the Company’s Capital and Confirmation of the Authority of the Board to Issue Common Shares Suppressing Preemptive Rights

      Reauthorization of the Company’s capital is necessary to enable the Company to have a sufficient number of authorized but unissued common shares which can be issued for or in connection with such corporate purposes as may, from time to time, be considered advisable by the Board of Directors. Having such shares available for issuance provides the Company greater flexibility in its sources of financing for its business and will allow shares to be issued as determined by the Board without the expense or delay of a special shareholders’ meeting to approve an amendment to our Articles of Incorporation and the issuance of additional capital stock. Such corporate purposes could include, without limitation, (a) the issuance of common shares in connection with an offering to raise capital for the Company; (b) the issuance of common shares in connection with debt financing for the Company; (c) the issuance of common shares pursuant to stock option plans or in connection with other employee benefit plans; and/or (d) the issuance of common shares in connection with any desirable acquisition which may be presented to the Company.

      The issuance of common shares in excess of those presently issued or reserved for issuance would be authorized at such times and for such purposes as the Board may deem advisable, without further action by the Company’s shareholders, except as may be otherwise required by the Company’s Articles of Incorporation and applicable laws and regulations, including those of the Nasdaq Stock Market, the market in which the Company’s common shares currently trade. The rules of Nasdaq currently require shareholder approval prior to the issuance of capital stock in connection with an acquisition of the stock or the assets of another company if, among other things, the shares to be issued have or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance. Nasdaq also requires shareholder approval for stock purchase plans made available to officers or directors, subject to limited exceptions.

      The Board is also requesting that the shareholders renew the Board’s authority to suppress preemptive rights to facilitate the Board’s ability to raise new capital for the Company, to adopt stock option and other equity incentive plans for the employees of the Company, and to issue common shares in connection with acquisitions and other strategic alliances that may be presented to the Company from time to time. Board authorization of the issuance of common shares would be for such consideration as the Board determines to be the fair market value of the shares at time of issuance or grant of stock options or like rights, subject to the rules of Nasdaq and Luxembourg law. As discussed in the previous paragraph, the rules of Nasdaq require shareholder approval for certain share issuances, notwithstanding the Board’s authority to suppress preemptive rights with respect thereto.

      The adoption of Proposal Nos. 2 and 3 may have the result, after December 7, 2002 (the date of expiration of the last shareholders’ approval of the authorized capital of the Company and confirmation of the authority of the Board to suppress preemptive rights) of making it more difficult for any person or group of persons to acquire control of the Company by confirming the ability of the Company to issue shares and thereby dilute the voting power of any person or group that might accumulate shares in order to attempt to effect a change in control.

      Although adoption of the Proposal Nos. 2 and 3 could have such an effect, the Proposals are being submitted by the Board of Directors to the shareholders for the reasons set forth above and not for anti-takeover reasons. The Company has no present plans to issue additional common shares to the current principal shareholders, the directors, or the executive officers of the Company except pursuant to the Company’s existing stock option and incentive plans or warrants. However, the Company has from time to time engaged in discussions relating to potential acquisitions, some of which could result in agreements requiring the issuance of additional common shares of the Company.

PROPOSAL NO. 4

RETIREMENT AND CANCELLATION OF KLAMATH SHARES

      Stefan M. Palatin was formerly Chairman of the Board and Chief Executive Officer of the Company. He was terminated as Chief Executive Officer on June 8, 1998, and resigned as Chairman of the Board on July 6, 1998. Based upon a Form 3 Report filed with the Securities and Exchange Commission on his behalf in April 1999, and other information available to the Company, the Company believes that Mr. Palatin, prior to May 8, 2001, was the beneficial owner of 1,793,798 outstanding common shares of the Company, representing approximately 20% of the 9,158,378 issued and then outstanding common shares of the Company.

      Based upon an action brought against Mr. Palatin for payment of the remaining balances due under two promissory notes, both dated July 14, 1997, by and between a subsidiary of the Company, Cronos Equipment (Bermuda) Limited (“CEB”), as payee, and Mr. Palatin, as payor, the Massachusetts Superior Court ordered the Company’s transfer agent to cancel the 1,793,798 outstanding common shares of the Company owned of record by Klamath (the “Klamath Shares”), in partial satisfaction of a New York State Court judgment in the amount of $6.6 million secured by CEB against Mr. Palatin, and to transfer the Klamath Shares on the books and records of the transfer agent to CEB. On May 8, 2001, the Company’s transfer agent cancelled the Klamath Shares and issued a new stock certificate for 1,793,798 common shares of the Company in the name of CEB.

      Since May 8, 2001, the Company has treated the Klamath Shares as no longer outstanding common shares of the Company. CEB, as the holder of the Klamath Shares, is not entitled to vote at any meeting of the Company’s shareholders or on any matter put to the shareholders for approval.

      We are seeking shareholder approval for the cancellation and retirement of the Klamath Shares to fully implement the Court’s decision ordering the cancellation of the Klamath Shares in partial satisfaction of the New York State judgment secured by CEB against Mr. Palatin. No consideration shall be payable by the Company to CEB for the cancellation and retirement of the Klamath Shares. The text of the proposal to be submitted to the shareholders to accomplish this purpose is the following:

“RESOLVED, that the 1,793,798 common shares of the Company registered in the name of Cronos Equipment (Bermuda) Limited be, and they hereby are, retired and cancelled; and

RESOLVED FURTHER, that Article 3 of the Articles of Incorporation of the Company be restated to read in its entirety as follows:

‘Art. 3. The authorized capital is set at U.S. $46,412,404 (Forty Six Million Four Hundred Twelve Thousand Four Hundred Four U.S. Dollars) divided into 23,206,202 (Twenty Three Million Two Hundred Six Thousand Two Hundred Two) authorized common shares, par value U.S. $2 per share.

The subscribed capital is set at U.S. $14,729,160 (Fourteen Million Seven Hundred Twenty-Nine Thousand One Hundred Sixty U.S. Dollars) divided into 7,364,580 (Seven Million Three Hundred Sixty-Four Thousand Five Hundred Eighty) issued shares of U.S. $2 par value per share.

The authorized share capital of the Company may be increased or decreased by resolution of the shareholders of the Company adopted in the manner required for the amendment of these Articles.

Certificates for common shares will be issued in such denominations as the Board of Directors shall prescribe. The share certificates shall be in such form and shall bear such numbers of identification as shall be determined by the Board of Directors.’ ”

      Under Luxembourg law, if the shareholders do not approve the retirement and cancellation of the Klamath Shares, then CEB has three years to resell the Klamath Shares. If the Shares are not resold or retired and cancelled within three years, then they are automatically retired and cancelled.

Consequences

      If the shareholders approve Proposal No. 4, then the Klamath Shares shall be cancelled and shall no longer be deemed outstanding for any purpose. The Klamath Shares would no longer be deemed part of the authorized capital of the Company and could not be reissued or resold. For U.S. accounting purposes, the cancellation of the Klamath Shares would be reflected on the consolidated balance sheet of the Company by offsetting entries to “shareholders’ equity” accounts aggregating $6 million (the value attributed by the Company to the Klamath Shares, on May 8, 2001, for purposes of reducing the amount of the New York State Court judgment secured by CEB against Mr. Palatin).

      We recommend that you vote FOR the retirement and cancellation of the 1,793,798 shares previously owned of record by Klamath Enterprises S.A.

Vote Required

      Adoption of Proposal No. 4 requires the approval of the holders of at least two-thirds of the outstanding common shares of the Company present in person or represented by proxy at the annual meeting, at which the holders of a majority of the outstanding common shares of the Company are present in person or by proxy.

PROPOSAL NO. 5

GRANT OF AUTHORITY TO THE BOARD OF

DIRECTORS TO ADOPT AND IMPLEMENT FROM TIME TO TIME
COMMON SHARE REPURCHASE PROGRAM

      The Board of Directors of the Company has considered from time to time adopting measures to increase the liquidity available to the shareholders of the Company. One of the measures considered has been the adoption of a common share repurchase program. Because under Luxembourg law the repurchase of outstanding common shares requires shareholder approval, the Board is seeking a grant of authority from the shareholders to adopt and implement from time to time a share repurchase program, subject to the restrictions described below. No such program has been adopted by the Board or is imminent.

      If the shareholders grant the Board the authority to adopt a share repurchase program, then, upon the adoption of any such program, the Company would provide public notice thereof through a press release and the filing of a report with the Securities and Exchange Commission (“SEC”).

Description of Repurchase Program

      Any common share repurchase program adopted by the Board would be implemented in the open market, in such market in which the common shares of the Company then trade (currently on the Nasdaq National Market), at prevailing market prices, for cash. All purchases would be carried out in accordance with applicable securities laws, including, without limitation, applicable volume, timing, and price constraints imposed by the SEC. No shares would be purchased from any officer or director of the Company or from a member of the immediate family of any officer or director of the Company. Repurchases would also be subject to Luxembourg’s Companies Law, which limits repurchases to not more than 10% of the issued and outstanding common shares of the Company.

      No repurchase program would be adopted and implemented unless the Board concludes that the program is consistent with the Company’s business plan and advisable given the Company’s financial condition. Any repurchase program implemented by the Board would have to be adopted and implemented within eighteen (18) months from the date of shareholder approval of the grant of authority sought hereby. All Company repurchases of common shares would be held by the Company in treasury, available for re-issuance upon approval by the Board of Directors of the Company and, if required by the rules of Nasdaq, by the shareholders of the Company.

      We recommend that you vote FOR approval of the grant of authority to the Board of Directors to adopt and implement a common share repurchase program.

Vote Required

      Approval of the grant of authority to the Board of Directors to adopt and implement a share repurchase program requires the approval of the holders of the majority of the outstanding common shares present in person or represented by proxy at the annual meeting.

PROPOSAL NO. 6

GRANT OF AUTHORITY TO BOARD OF DIRECTORS TO

GRANT COMMON SHARES IN LIEU OF CASH BONUSES

      The Board of Directors has approved, and is submitting to the shareholders for their approval, a proposal granting the Board the authority to award officers and employees common shares of the Company in lieu, in whole or in part, of cash bonuses otherwise payable to the officer or employee. On March 14, 2002, the Board of Directors approved the proposal authorizing it to award common shares of the Company in lieu of cash bonuses otherwise payable to officer and employees, subject to approval by our shareholders. The text of the proposal to be submitted to the shareholders is as follows:

“RESOLVED, that the Board of Directors be, and it hereby is, authorized to award to officers and employees of the Company and its subsidiaries common shares of the Company, in lieu, in whole or in part, of cash bonuses otherwise payable to the officers or employees; and

RESOLVED FURTHER, that 300,000 authorized but unissued common shares of the Company be made available and reserved for issuance to officers and employees of the Company and its subsidiaries in lieu, in whole or in part, of cash bonuses otherwise payable to such officers and employees.”

Description of Awards

      Eligible Participants. Only officers and employees of the Company and of subsidiaries of the Company who are entitled to receive cash bonuses may be awarded common shares in lieu, in whole or in part, of cash bonuses otherwise awarded to the officer or employee. For the year 2000 we awarded cash bonuses to 28 of our officers and employees, and for 2001 we have made contingent awards of cash bonuses to eight of our officers and employees. Our independent directors are not eligible to participate in this program.

      Total Number of Shares. A total of 300,000 common shares will be available for the stock awards. We will adjust the number of shares available for the stock awards if there is any recapitalization, reclassification, stock dividend, or other change in our corporate structure. The Board of Directors may not increase the aggregate number of common shares that may be issued pursuant the authority granted by this proposal without further shareholder approval.

      Determination of Awards. The Compensation Committee of the Board will have the authority to award common shares in lieu, in whole or in part, of cash bonuses otherwise payable to a recipient. The Compensation Committee will determine, in consultation with management and award recipients, the amount of an employee’s cash bonus to be paid in common shares.

      The number of common shares to be granted to any one recipient shall be equal to the quotient (rounded to the nearest integral multiple of 5 shares) equal to that portion of the cash bonus to be paid in common shares of the Company divided by the average closing price of the common shares of the Company for the twenty (20) trading days immediately preceding the date the cash bonus would otherwise be payable to the recipient. By way of example, should the Compensation Committee elect to pay $10,000 of a bonus awarded to an employee in common shares of the Company, and the common shares of the Company for the twenty (20) trading days immediately preceding the date the bonus is otherwise payable averaged $5 per share, then the recipient would receive 2,000 common shares of the Company ($10,000 divided by $5).

      An award of common shares in lieu of a cash bonus vests in full immediately. We will issue and deliver the common shares to award recipients and the recipient will have the rights of a shareholder as to any shares awarded. Common shares awarded to officers and employees shall be free of all such restrictions, except those imposed under applicable law or the Company’s insider trading policy. If this proposal is approved by the shareholders, we will register under the Securities Act of 1933 the common shares awarded or to be awarded to officers and employees in lieu of cash bonuses otherwise payable to the recipients, and shall, as required by the Securities Act of 1933, maintain from time to time the effectiveness of such registration.

      Expiration of Board’s Authority. Unless terminated earlier by the Board of Directors, the authorization of the Board and the Compensation Committee to award common shares of the Company in lieu of cash bonuses otherwise payable to officers and employees will expire on the second anniversary of its approval by the shareholders.

Reasons for Stock Awards

      The Board is seeking shareholder approval to award common shares in lieu, in whole or in part, of cash bonuses otherwise payable to officers and employees to further align the interests of the individuals responsible for the Company’s success and profitability with the interests of the shareholders of the Company, and to conserve the cash resources of the Company.

      The compensation and benefit programs of the Company are overseen by the Compensation Committee of the Board. If the shareholders approve this proposal, then the Committee anticipates that some portion of the cash bonuses contingently awarded by the Committee to the officers and employees of the Company for the year 2001 may be paid in common shares as authorized hereby and not in cash.

Tax Consequences of Grants of Common Shares

      As a Luxembourg holding company, the Company pays a tax of 0.2% on its “capital,” defined as the average aggregate market value of its outstanding common shares for the year. Shares granted in lieu of cash options will therefore increase the capital base on which the tax is assessed. The Company will not otherwise be subject to Luxembourg tax on the award of common shares in lieu of cash bonuses, nor will the Company be entitled to any deduction under Luxembourg law with respect to the grant of common shares in lieu of cash bonuses.

      Employees of subsidiaries of the Company who are subject to U.S. income tax will recognize ordinary income in an amount equal to the fair market value of the common shares awarded to the employee in lieu of cash bonuses. The recipient’s employer is required to withhold tax on the amount of income recognized. The employer will also have the right to require the employee to remit such tax to the employer. The employer will receive a tax deduction equal to the amount of income recognized by the employee in respect of the common shares granted.

      When an employee subject to U.S. income taxation sells common shares acquired upon grant from the Company or a subsidiary of the Company, any gain or loss realized by the employee upon the sale of such shares will be taxed as a capital gain or loss (long-term or short-term, depending on how long the shares have been held).

      We recommend that you vote FOR the proposal granting the Board of Directors the authority to grant to officers and employees common shares of the Company in lieu, in whole or in part, of cash bonuses otherwise payable to the officers and employees.

Vote Required

      Adoption of Proposal No. 6 requires the approval of the holders of a majority of the outstanding common shares of the Company present in person or represented by proxy at the annual meeting.

PROPOSAL NO. 7

APPOINTMENT OF DELOITTE & TOUCHE S.A.

AS INDEPENDENT AUDITORS

      The Board has selected Deloitte & Touche S.A. (“Deloitte & Touche”) as the Company’s independent auditors for the fiscal year ending December 31, 2002, subject to shareholder approval. Deloitte & Touche has acted as the Company’s independent auditors for the last three fiscal years.

      We recommend that you vote FOR the appointment of Deloitte & Touche as independent auditors for the Company for the year ending December 31, 2002, and the authorization of the Board of Directors to fix the compensation payable to the independent auditors.

      The Company’s Chief Financial Officer will be present at the annual meeting and will be available to respond to appropriate questions from the shareholders. Because of the limited in-person attendance of shareholders at the Company’s recent annual meetings, and to reduce the cost of holding the annual meeting, no representative of Deloitte & Touche is expected to be present at the annual meeting.

      Audit Fees. The aggregate fees billed by Deloitte & Touche for professional services required for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2001 and the reviews of the interim financial statements included in the Company’s Forms 10-Q for 2001 were $411,295.

      Financial Information Systems Design and Implementation Fees. There were no fees paid by the Company to Deloitte & Touche for financial information systems design or implementation for fiscal 2001.

      All Other Fees. The aggregate fees paid by the Company to Deloitte & Touche for all other services rendered by the firm for fiscal 2001, including fees for tax advisory and tax preparation services, were $121,757.

PROPOSAL NOS. 8 – 10

PROPOSALS FOR SUBMISSION TO THE

SHAREHOLDERS UNDER LUXEMBOURG LAW

      The Board will submit to the shareholders at the annual meeting for their consideration and approval the following matters as required by Luxembourg’s Companies Law:

Proposal No. 8. A proposal to approve the Company’s consolidated and unconsolidated financial statements for the year ended December 31, 2001, and to approve the reports of the Company’s independent auditors and the Board of Directors thereon, each dated February 15, 2002;

Proposal No. 9. A proposal to discharge the following individuals from the execution of their mandate as directors of the Company for the year ended December 31, 2001:

Dennis J. Tietz
Peter J. Younger
Maurice Taylor
Charles Tharp
S. Nicholas Walker
Robert M. Melzer

Proposal No. 10. A proposal to approve the allocation of the profit/loss reported by the Company for the year ended December 31, 2001.

      We recommend that you vote FOR approval of each of the foregoing proposals.

      We are transmitting to our shareholders of record with this proxy statement our 2001 annual report, which includes the consolidated financial statements of the Company and our auditors’ report thereon for the year ended December 31, 2001. We are also including the Company’s consolidated and unconsolidated financial statements, and auditors’ and directors’ reports thereon, for the year ended December 31, 2001, prepared in conformity with Luxembourg regulatory requirements. Shareholders may also download and print these and other materials by visiting the Company’s website at www.cronos.com, or by contacting our investor relations department as disclosed on page 4 of this Proxy Statement.

      If the shareholders approve the release of the directors of the Company from the execution of their mandate as directors, as set forth above, then, under Luxembourg law, none of these individuals could be held liable for his conduct as a director of the Company for 2001. The proposal to release the directors from their mandate as directors for 2001 is valid only if the Company’s balance sheet at December 31, 2001 contains no omission or false information concealing the true situation of the Company, and, with regard to any act carried out which falls outside the scope of the Company’s Articles of Incorporation, only if such matter has been specifically disclosed at the meeting. The Board is not aware of any such ground for the invalidity of the discharges of directors requested herein.

COMMITTEES OF THE BOARD OF DIRECTORS

      The Board has established Audit, Compensation, Special Litigation, and Transaction Committees. No director attended fewer than 75% of the aggregate number of meetings of the Board and of the committee(s) on which he served while he was in office in 2001.

      The Audit Committee consists of Robert M. Melzer, its Chairman, and Maurice Taylor and S. Nicholas Walker. The Audit Committee oversees all material aspects of the Company’s reporting, control and audit functions, including providing general oversight of the Company’s financial reporting, reviewing the results and scope of the audit and other services provided by the Company’s independent auditors, and recommending to the Board the appointment of the Company’s independent auditors. The Audit Committee’s report is included in this Proxy Statement under “Audit Committee Report.” The Audit Committee held six meetings in 2001.

      The Compensation Committee is comprised of Charles Tharp, its Chairman, and Messrs. Walker and Taylor. The Compensation Committee is responsible for establishing and overseeing the compensation and benefit plans for the officers and key employees of the Company. The Compensation Committee’s report is included in this Proxy Statement under “Board Compensation Committee Report on Executive Compensation.” The Compensation Committee held five meetings during 2001.

      The Special Litigation Committee is comprised of Mr. Taylor, its Chairman, and Messrs. Walker and Melzer. This Committee was established to review transactions between the Company and present and former management to determine if management engaged in any misfeasance or improper self-dealing. The Special Litigation Committee continues to supervise the Company’s efforts to recover the indebtedness owed to the Company by Mr. Palatin and all other legal proceedings in which the Company is involved. The Special Litigation Committee met three times during 2001.

      The Transaction Committee consists of Mr. Walker, its Chairman, and Messrs. Taylor, Tharp, and Melzer. It was organized on October 8, 1999 to supervise the efforts of the Board, working in conjunction with counsel and the Company’s financial advisors, Wachovia Securities (formerly First Union Securities, Inc.), to pursue strategic alternatives to enhance shareholder value, and to oversee discussions between Cronos and interested parties. The Transaction Committee met four times during 2001.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

      The following table sets forth certain information concerning the cash and non-cash compensation received for services rendered for the fiscal years ended December 31, 2001, 2000, and 1999 by (i) the Company’s Chief Executive Officer, and (ii) the four most highly compensated executive officers of the Company (other than the Chief Executive Officer) as of December 31, 2001.

Summary Compensation Table

						Long-Term
						Compensation
	Annual Compensation					Awards

						Securities
					Other	Underlying
					Annual	Options/	All
		Salary	Bonus		Comp.	SARs	Other
Name and Principal Position	Year	($)	($)		($)	(#)	Comp.(1)

Dennis J. Tietz(2)	2001	312,750	78,250	(3)	156,615	—	7,875
Chief Executive Officer and	2000	300,000	122,700		182,277	—	7,875
Chairman of the Board	1999	300,000	129,000		192,742	—	5,000

Peter J. Younger(4)	2001	260,625	65,000	(3)	16,574	—	—
Chief Operating Officer,	2000	250,000	102,250		16,272	—	—
Chief Financial Officer	1999	250,000	107,500		19,769	200,000	—
and Director

John M. Foy	2001	196,462	25,000	(3)	17,900	15,000	7,875
Senior Vice President	2000	190,740	35,000		18,321	80,000	7,875
	1999	187,000	—		14,155	—	5,000

Nico Sciacovelli	2001	164,717	25,000	(3)	15,661	15,000	—
Senior Vice President	2000	165,889	35,000		13,763	80,000	—
	1999	179,127	—		15,857	—	—

John C. Kirby	2001	161,657	25,000	(3)	20,427	15,000	4,850
Senior Vice President	2000	152,810	35,000		17,130	80,000	6,060
	1999	157,616	—		19,275	—	6,297

(1)	This column represents retirement plan contributions made by the Company on behalf of the named officer.

(2)	Mr. Tietz was elected Chairman of the Board on March 30, 1999. The amount reported under Other Annual Comp. for Mr. Tietz in 2001, 2000 and 1999 includes $117,909, $136,333, and $153,923, respectively, representing his share of fees and distributions payable to Cronos Capital Corp. (CCC) as general partner of the U.S. limited partnerships managed by CCC.

(3)	Payment of the 2001 bonuses is conditional upon the Company’s securing a certain level of financing for container purchases for 2002, improvement in the Company’s performance of certain debt covenants, and other factors as determined in the discretion of the Compensation Committee of the Board.

(4)	Mr. Younger was elected Chief Operating Officer of the Company on August 4, 2000.

Option/ SAR Grants in Last Fiscal Year

	Individual Grants				Potential Realizable
					Value and Assessed
	Number of	% of Total			Annual Rates of Stock
	Securities	Options/SARs			Price Appreciation for
	Underlying	Granted to	Exercise or		Option Term
	Options/SARs	Employees in	Base Price	Expiration
Name	Granted(#)	Fiscal Year	($/Share)	Date	5%($)	10%($)

John M. Foy	15,000	8%	4.875	Jan. 9, 2011	40,316	99,300
Nico Sciacovelli	15,000	8%	4.875	Jan. 9, 2011	40,316	99,300
John C. Kirby	15,000	8%	4.875	Jan. 9, 2011	40,316	99,300

      Reported in this table are options to acquire common shares of the Company that were granted under the 1999 Stock Option Plan (the “Plan”). The Plan was approved by the shareholders at the 1999 annual meeting held on January 13, 2000, and is designed to attract, motivate, and retain key employees. The grant date for the options listed in the table was January 9, 2001.

Aggregated Option/ SAR Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
	Shares		Options/SARs at		Options/SARs
	Acquired	Value	Fiscal Year-End(#)		at Fiscal Year-End($)
	on Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Dennis J. Tietz	—	—	300,000	—	187,500	—
Peter J. Younger	—	—	133,333	66,667	83,333	41,667
John M. Foy	—	—	20,000	75,000	—	1,875
Nico Sciacovelli	—	—	20,000	75,000	—	1,875
John C. Kirby	—	—	20,000	75,000	—	1,875

A. Compensation of Directors

      Cash Compensation. For the year 2001, the Company paid each of its outside directors a $25,000 annual fee, $3,000 per Board meeting attended in person ($1,000 for each Board meeting attended via telephone conference facility), and an additional $1,500 per calendar quarter for serving on a committee of the Board (but in no event is payment made for serving on more than two committees of the Board). Directors are also reimbursed for the expenses they incur in attending the meetings of the Board and committees thereof.

      Non-Employee Directors’ Equity Plan. At the 2000 annual meeting of shareholders, held January 10, 2001, the shareholders approved the Non-Employee Directors’ Equity Plan (the “Directors’ Equity Plan”). Our outside directors participate in the Directors’ Equity Plan in two ways, through the receipt of nonqualified stock options (“director’s options”) to acquire common shares of the Company, and by electing, in their discretion, to receive, in lieu of all or a portion of the cash compensation otherwise payable to them, an award of director’s stock units.

      On approval of the Directors’ Equity Plan by our shareholders on January 10, 2001, each of our outside directors was granted director’s options to purchase 15,000 common shares of the Company, at an exercise price of $4.30 per share, the average of the closing sales price of our common shares for the 20 trading days immediately preceding the date of grant. On each anniversary of the date of grant (through the year 2003) each outside director, if he remains a director of the Company, shall receive a director’s option to purchase an additional 15,000 common shares, at an exercise price equal to the average of the fair market value of our common shares for the 20 trading days immediately preceding the date of grant. Each of our outside directors received a director’s option to purchase an additional 15,000 common shares of the Company on the first anniversary — January 10, 2002 — of the shareholders’ adoption of the Directors’ Equity Plan. In addition, a newly-elected or appointed outside director shall receive a director’s option to purchase 15,000 common shares upon appointment and upon each anniversary thereof through the end of the term of the Director’s Equity Plan.

      Director’s options vest and become exercisable over three years, with one-third of the director’s options exercisable as of each of the three anniversaries following the date of grant, assuming, in each instance, that the director has continued to serve as a member of the Board until the relevant anniversary. If a director’s service on the Board terminates by reason of death, disability, or removal (other than for cause), or resignation within twelve months of a change in control, then the director’s options will immediately vest. Upon termination of a director’s service on the Board, vested director’s options generally must be exercised within 60 days.

      Under the Directors’ Equity Plan, each outside director may also elect to convert a specified portion or all of the cash compensation otherwise payable to the director into director’s stock units. The number of director’s stock units received by an electing outside director is equal to the compensation the director elects not to receive, multiplied by 125%, with the resultant product divided by the average of the fair market value of the Company’s common shares for the 20 trading days immediately preceding the date that the cash compensation would otherwise have been payable to the director. Each of Messrs. Taylor, Walker, and Melzer has elected to convert 100% of the cash compensation otherwise payable to him as a director into director’s stock units.

      Director’s stock units vest in full on the third anniversary of the date of grant. If a director’s service on the Board terminates by reason of death, disability, resignation, or removal, then the director’s stock units will immediately vest. Directors may defer the vesting of their director’s stock units within certain limits.

      As soon as practicable following vesting, the Company will settle a director’s stock units by delivering to the director the equivalent number of common shares of the Company. Prior to settlement, the directors will not have the rights of a shareholder in any shares corresponding to the director’s stock units.

      Through March 31, 2002, each of the Company’s outside directors (Messrs. Taylor, Tharp, Walker, and Melzer) had been awarded, under the Directors’ Equity Plan, director’s options to purchase 30,000 common shares at exercise prices equal to $4.30 per share for the 15,000 director’s options granted on January 10, 2001 and $4.39 per share for the 15,000 director’s options granted on January 10, 2002. In addition, each of the Company’s outside directors elected, in January 2001, to convert his stock appreciation rights (“SARs”) on 15,000 share units, granted to the directors in October 1999 (with a grant price of $4.09 per share unit), into a director’s option to purchase 15,000 common shares of the Company at an exercise price of $4.09 per share, and with a deemed date of grant of October 13, 1999 (the date of grant of the SARs). Finally, through March 31, 2002, each of Messrs. Taylor, Walker, and Melzer had been awarded 17,149 director’s stock units in lieu of cash compensation otherwise payable to them, under the formula described above.

B. Employment Agreements

      Dennis J. Tietz and Peter J. Younger entered into Employment Agreements with the Company in 1998. In March 2000, each of Messrs. Tietz and Younger entered into Amended and Restated Employment Agreements with the Company, which were amended by a first amendment, dated as of December 4, 2000, pursuant to which each was granted a perpetual two-year term of employment, and by a second amendment, dated as of June 1, 2001, pursuant to which each agreed that the cancellation of the Klamath Shares arising from the judgment obtained by a subsidiary of the Company in the Massachusetts Superior Court (as described in Proposal No. 4 above) did not effect an “equity change in control” under their Amended and Restated Employment Agreements.

      At its meeting held on November 8, 2001, the Compensation Committee of the Board of the Company approved a third amendment to the Amended and Restated Employment Agreements clarifying that, upon any termination of Messrs. Tietz and Younger under their Amended and Restated Employment Agreements under circumstances that would provide for the payment of severance benefits to them, they shall receive medical benefits, in the amount of and pursuant to the terms provided to them at the date of their termination by the Company, for an additional two years from the date of termination. In order to reflect, in an integrated document, this amendment and the complete employment agreements between the Company and Messrs. Tietz and Younger, each entered into a 2001 Amended and Restated Employment Agreement with the Company. Each of these Agreements was filed as an exhibit to the Company’s 2001 Annual Report on 10-K filed with the SEC.

      Dennis J. Tietz. Under the 2001 Amended and Restated Employment Agreement, dated as of November 8, 2001 (the “Agreement”), between the Company and Mr. Tietz, the term of his employment is for a perpetual two-year term, but is terminable at any time by the Company, upon no more than thirty (30) days’ advance notice. Mr. Tietz is paid a base annual salary of $300,000, with annual increases to be determined, in the discretion of the Board, but not less than the increase in the consumer price index. For 2001, Mr. Tietz was paid a base salary of $312,750. Mr. Tietz is eligible to receive an annual bonus, in an amount of up to 50% of his annual base salary, to be calculated on the basis of performance goals established by the Compensation Committee, in its discretion. In addition, Mr. Tietz is entitled to receive a lump sum cash bonus upon the attainment of certain targets in the event of any change in control of the Company.

      Mr. Tietz is also entitled to three percent of the fees and distributions payable by the U.S. limited partnerships sponsored by the Company to Cronos Capital Corp., a subsidiary of the Company and the general partner of the U.S. limited partnerships, for the life of the partnerships. The Agreement provides for Mr. Tietz to be nominated to the Company’s Board of Directors and nominated to serve as Chairman of the Board for the term of his Agreement.

      Mr. Tietz’s Agreement provides for a severance payment to him upon his termination without cause, upon his termination of the Agreement for good reason, or upon his resignation, with or without good reason, within the thirty-day period commencing one year following an equity change in control of the Company. Mr. Tietz’s severance benefits include health and group-term life insurance benefits. In addition, if Mr. Tietz agrees not to solicit or interfere with any relationship between the Company and any customer, supplier, investor, or limited partner of the Company or its affiliates for a period of 24 months following his last day of active service, and agrees not to solicit any existing employee of the Company to accept any position with any other company that currently engages in business with the Company, then Mr. Tietz shall be entitled to receive an additional lump sum payment equal to his annual salary and bonus.

      Peter J. Younger. Under the 2001 Amended and Restated Employment Agreement, dated as of November 8, 2001 (the “Agreement”), between the Company and Mr. Younger, the term of his employment is for a perpetual two-year term, but is terminable at any time by the Company upon no more than thirty (30) days’ advance notice.

      Mr. Younger’s Agreement generally contains the same terms and provisions as set forth in Mr. Tietz’s Agreement, subject to the following material differences. Mr. Younger’s Agreement provides for Mr. Younger to be nominated to the Company’s Board of Directors to serve as a member of the Board for the term of the Agreement. Mr. Younger’s base annual salary is $250,000 subject to increases, determined in the discretion of the Board, but not less than the increase in the Consumer Price Index. For 2001, Mr. Younger was paid a base salary of $260,625. On March 26, 2002, the Compensation Committee of the Board approved an increase in Mr. Younger’s base salary for 2002, effective January 1, 2002, to $293,800. Mr. Younger also is eligible to receive a bonus, determined in the discretion of the Compensation Committee, in an amount of up to 50% of his base salary, on the basis of the achievement of performance goals established by the Compensation Committee. Mr. Younger is also entitled to a transaction bonus upon the attainment of certain targets in the event of any change in control of the Company.

      In light of the fact that Mr. Younger currently resides in England, Mr. Younger is entitled to reimbursement from the Company for any additional income taxes payable by him on his income as a result of currently being resident in the United Kingdom over and above what he would pay on his employment income were he a resident of the State of California. In addition, Mr. Younger is entitled to participate in all present and future option plans with other officers of the Company, in the discretion of the Compensation Committee.

      John M. Foy. A subsidiary of the Company (the “Employer”) and Mr. Foy entered into an Employment Agreement, effective April 1, 1999 (the “Agreement”), which was amended on December 1, 1999 and on November 8, 2001, pursuant to which the term of Mr. Foy’s Agreement was extended from November 30, 2002 to November 30, 2003. The November 2001 amendment also clarified that, in the event of the termination of Mr. Foy without cause, Mr. Foy will be paid an amount equal to the greater of his annual salary for the balance of the term of his Agreement or that amount called for by the Company’s severance policy. The severance policy of the Company calls for an employee of the Company or its subsidiaries to be paid an amount equal to the product obtained by multiplying the employee’s monthly salary at the time of the termination by the number of full years that the employee has worked for the Company (or the subsidiary), with a maximum severance payment of one year’s salary.

      The Employer may not cancel Mr. Foy’s Agreement prior to its expiration except for illness or other incapacity that continues for a period of more than six months or the non-performance of or willful misconduct by Mr. Foy in the performance of his duties. The Employer pays Mr. Foy a base salary ($196,462 for 2001), which may be increased in the discretion of the Employer. Mr. Foy is entitled to bonus compensation at such times, and in such amounts, as the Employer may determine. On January 9, 2001, the Company granted to Mr. Foy an option under the Company’s 1999 Stock Option Plan to purchase 15,000 common shares of the Company, at an exercise price of $4.875 per share, subject to shareholder approval, which was obtained at the annual meeting of shareholders held on June 1, 2001. The options will vest and be exercisable in equal installments over four years, subject to earlier vesting upon certain events, including a merger of the Company or the sale of all or substantially all of its assets, and upon termination (other than for cause) within twelve months following a change in control of the Company. The option granted to Mr. Foy on January 9, 2001 was in addition to the option to acquire 80,000 common shares of the Company granted to Mr. Foy under the Plan on February 4, 2000.

      Nico Sciacovelli. A subsidiary of the Company (the “Employer”) and Mr. Sciacovelli entered into an Employment Agreement, dated December 1, 1999 (the “Agreement”), which was amended on November 8, 2001, pursuant to which the term of Mr. Sciacovelli’s Agreement was extended from November 30, 2002 to November 30, 2003. The November 2001 amendment also clarified that, in the event of the termination of Mr. Sciacovelli without cause, Mr. Sciacovelli will be paid an amount equal to the greater of his annual salary for the balance of the term of his Agreement or that amount called for by the Company’s severance policy. The severance policy of the Company is described in the discussion of Mr. Foy’s Employment Agreement, above.

      Under the terms of his employment, Mr. Sciacovelli is entitled to a base salary (approximately US$164,717 for 2001), which may be increased in the discretion of the Employer. Mr. Sciacovelli is entitled to bonus compensation at such times, and in such amounts, as the Employer may determine. Mr. Sciacovelli receives additional benefits, including an automobile. Mr. Sciacovelli’s employment may be terminated by either party serving not less than three months written notice. On January 9, 2001, the Company granted to Mr. Sciacovelli an option under the Company’s 1999 Stock Option Plan to purchase 15,000 common shares of the Company, at an exercise price of $4.875 per share, subject to shareholder approval, which was obtained at the annual meeting of shareholders held on June 1, 2001. The terms of the options granted to Mr. Sciacovelli are the same as those that apply to the options granted to Mr. Foy, described above. The option granted to Mr. Sciacovelli on January 9, 2001 was in addition to the option to acquire 80,000 common shares of the Company granted to Mr. Sciacovelli under the Plan on February 4, 2000.

      John C. Kirby. A subsidiary of the Company (the “Employer”) and Mr. Kirby entered into an Employment Agreement, effective April 1, 1999 (the “Agreement”), which was amended on January 20, 2000, and on November 8, 2001, pursuant to which the term of Mr. Kirby’s Agreement was extended from November 30, 2002 to November 30, 2003. The November 2001 amendment also clarified that, in the event of the termination of Mr. Kirby without cause, Mr. Kirby will be paid an amount equal to the greater of his annual salary for the balance of the term of his Agreement or that amount called for by the Company’s severance policy. The severance policy of the Company is described in the discussion of Mr. Foy’s Employment Agreement, above. All other terms of Mr. Kirby ’s Agreement remain the same.

      The term of Mr. Kirby’s Agreement shall continue until terminated by either party serving not less than three months written notice. The Employer may not cancel the Agreement prior to its expiration except for illness or other incapacity that continues for a period of more than six months or the non-performance of or willful misconduct by Mr. Kirby in the performance of his duties. The Employer pays Mr. Kirby a base salary (approximately US $161,657 for 2001), which may be increased in the discretion of the Employer. Mr. Kirby is entitled to bonus compensation at such times, and in such amounts, as the Employer may determine. Mr. Kirby receives additional benefits, including an automobile. On January 9, 2001, the Company granted to Mr. Kirby an option under the Company’s 1999 Stock Option Plan to purchase 15,000 common shares of the Company, at an exercise price of $4.875 per share, subject to shareholder approval, which was obtained at the annual meeting of shareholders held on June 1, 2001. The terms of the options granted to Mr. Kirby are the same as those that apply to the options granted to Mr. Foy, described above. The option granted to Mr. Kirby on January 9, 2001 was in addition to the option to acquire 80,000 common shares of the Company granted to Mr. Kirby under the Plan on February 4, 2000.

      The following Audit Committee Report and Compensation Committee Report on Executive Compensation and the performance graph on page 24 do not constitute soliciting materials and are not considered filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

AUDIT COMMITTEE REPORT

      The Audit Committee of the Company’s Board of Directors is composed of three outside directors, Robert M. Melzer, as its Chairman, and Maurice Taylor and S. Nicholas Walker. Each of the members of the Audit Committee is independent as defined by the Nasdaq Stock Market’s listing standards. On March 24, 2000, the Audit Committee, followed by the full Board of Directors, adopted a written charter setting forth the duties and responsibilities of the Audit Committee. A copy of the charter, as adopted by the Board of Directors of the Company, was included in the Company’s Proxy Statement, dated December 5, 2000, for the 2000 annual meeting of shareholders (held January 10, 2001). A copy of the charter will also be made available to shareholders upon written request.

      Management is responsible for the Company’s internal controls. The Company’s independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with U.S. generally accepted auditing standards and to issue a report thereon. The Audit Committee has general oversight responsibility with respect to the Company’s financial reporting, and reviews the results and scope of the audit and other services provided by the Company’s independent accountants. One of the responsibilities of the Audit Committee is to recommend to the Board of Directors, subject to shareholder approval, the selection of the Company’s independent accountants.

      In this context, the Audit Committee has met and held discussions with management and the Company’s independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the Company’s independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

      The Company’s independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants’ their independence. The Audit Committee has considered whether the provision by Deloitte & Touche LLP of services not related to the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2001 and the reviews of the interim financial statements included in the Company’s Forms 10-Q for 2001 is compatible with maintaining their independence and has determined that the provision of such services has not adversely affected the independence of Deloitte & Touche LLP.

      Based upon the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended to the Board of Directors of the Company, and the Board approved, the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

Respectfully submitted,

Robert M. Melzer, Chairman
Maurice Taylor
S. Nicholas Walker

COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

      The Company’s executive compensation is overseen by the Compensation Committee of the Board of Directors (the “Committee”). The Committee is composed of three independent directors, Charles Tharp, its Chairman, and Maurice Taylor and S. Nicolas Walker. The Committee is responsible for approving the compensation payable to the two senior officers of the Company, Messrs. Tietz and Younger, and for approving the compensation payable to the other executive officers of the Company and its subsidiaries.

Compensation Policies Followed in 2001

      Since the new executive team assumed the management of the Company in April of 1999, the objectives of the Committee have been to retain the key executives of the Company to enable Cronos to meet the challenges it confronted after the turmoil created by the activities of former management, to provide incentives for, and to reward, efforts by the key officers and employees of the Company to optimize earnings, to closely align the interests of the officers and employees of the Company with the Company’s shareholders, and to provide incentives to senior management to support the efforts of the Transaction Committee of the Board in pursuing a transaction to realize shareholder value.

      At the annual meeting of shareholders held January 13, 2000, the shareholders approved the Company’s 1999 Stock Option Plan (the “Plan”), and authorized the issuance of 500,000 common shares of the Company upon exercise of options granted under the Plan. At the beginning of 2001, 185,000 option shares remained available for grant under the Plan, which included 105,000 option shares returned to the Plan due to the resignation of prior participants in the Plan.

      On January 9, 2001, the Committee, upon the recommendation of senior management, granted the remaining 185,000 option shares to officers and key employees of subsidiaries of the Company. Included in the group of award recipients were Senior Vice Presidents John M. Foy, Nico Sciacovelli, and John C. Kirby, each of whom held, at the time, options covering 80,000 common shares of the Company. The Committee granted an additional 15,000 option shares to each of these individuals due to their role in supervising the container leasing operations of the Company. The grant of additional option shares to Messrs. Foy, Sciacovelli, and Kirby required an amendment to the Plan and shareholder approval therefor to permit an award recipient to hold no more than 100,000 option shares (an increase from 80,000 option shares), which approval was obtained from the shareholders at the annual meeting of the Company held June 1, 2001.

      On November 8, 2001, the Committee approved an increase in the limit on the amount of life insurance carried by the Company and its subsidiaries for officers and employees. The Company follows the policy of carrying life insurance on its officers and employees in an amount equal to 2.5 times the officer’s or employee’s base compensation, with a limit of $250,000 in insurance per participant. The Committee approved an increase in the limit to $750,000, given the passage of time since the last increase and the increase in the level of salaries paid by the Company to its officers and employees.

      In addition, the Committee, in its meeting held November 8, 2001, granted one-year extensions of the terms of employment of the senior officers of the Company, from November 30, 2002 to November 30, 2003.

      The Committee also oversees the bonus programs adopted by the Company for its officers and employees. Under the plan for executive officers and key employees (other than Messrs. Tietz and Younger), participants are entitled to discretionary bonuses ranging from 15% to 30% of their base salaries. Bonuses are awarded based upon achieving targeted pre-tax consolidated income, upon individual objectives set for the participants by senior management, and, as to the aggregate amount of bonuses available to the participants, upon other factors as determined in the discretion of the Committee.

2001 Compensation of Chief Executive Officer And Chief Operating Officer

      The compensation payable by the Company to Mr. Tietz, the Chief Executive Officer of the Company, and to Mr. Younger, the Chief Operating Officer of the Company, is set forth in their Employment Agreements, described under “Compensation of Executive Officers — Employment Agreements” herein. For

2001, both of the senior officers were paid a base salary and were eligible to receive an award of a discretionary bonus of up to 50% of their base salary. The Committee established performance objectives for the award of bonuses to Messrs. Tietz and Younger for 2001, which included a targeted level of earnings per share from operations, common share price and per share book value targets, targeted improvement of the Company’s debt structure, a target for equipment purchases for the year, and other objectives.

      On March 22, 2002, the Committee reviewed the Company’s and management’s success in achieving the performance objectives established by the Committee for 2001, and conditionally awarded a bonus of $78,250 to Mr. Tietz and $65,000 to Mr. Younger. Payment of the bonuses is conditional upon management’s securing certain additional financing for the purchase of containers in 2002, improving the Company’s performance of certain of its debt covenants for 2002, and other factors as determined in the discretion of the Committee.

      The Committee, as described under “Compensation of Executive Officers — Employment Agreements” herein, also supervised the negotiation of two amendments to the employment agreements of Messrs. Tietz and Younger, one of which clarified that the cancellation of the Klamath Shares (described under Proposal No. 4) did not effect an “equity change in control” under their employment agreements (and therefore did not trigger the application of certain favorable contractual provisions for them), and the second of which clarified the inclusion of medical benefits in the severance benefits payable to Messrs. Tietz and Younger if they are terminated by the Company.

Respectfully submitted,

Charles Tharp, Chairman
Maurice Taylor
S. Nicholas Walker

COMPENSATION COMMITTEE INTERLOCKS AND

INSIDER PARTICIPATION

      The members of the Compensation Committee, Charles Tharp, Chairman, and Maurice Taylor and S. Nicholas Walker, are independent directors and do not have compensation committee interlocks within the meaning of Item 402(j) of the SEC’s Regulation S-K.

PERFORMANCE GRAPH

      The graph below compares cumulative shareholder returns for the Company as compared with the S&P 500 Stock Index (“S&P 500”) and the Dow Jones Transportation Index (“Dow Index”) for the five years ended December 31, 2001. The graph assumes the investment of $100 at the end of 1996 and the investment of all dividends.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG THE CRONOS GROUP, THE S&P 500 INDEX
AND THE DOW JONES TRANSPORTATION AVERAGE INDEX

	12/96	12/97	12/98	12/99	12/00	12/01

THE CRONOS GROUP	100.00	71.43	91.07	71.43	66.07	71.43
S&P 500	100.00	133.36	171.47	207.56	188.66	166.24
DOW JONES TRANSPORTATION	100.00	148.07	144.44	137.92	138.47	125.59

*	$100 INVESTED ON 12/31/96 IN CRONOS’ COMMON SHARES OR IN THE SPECIFIED INDEX, INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      As of April 15, 2002, there were 7,364,580 common shares of the Company, $2 par value, issued and outstanding. The following table sets forth certain information with respect to the beneficial ownership of the Company’s common shares as of April 15, 2002, by:

•	Each person who we know beneficially owns more than 5% of our common shares;

•	Each director;

•	Each current executive officer named in the Summary Compensation Table on page 16; and

•	The directors and executive officers of the Company as a group.

      Unless otherwise indicated, each of the persons listed in the table has sole voting and investment power with respect to the shares shown.

	Number of Shares	Percent of Shares
Name	Beneficially Owned(1)	Outstanding

Blavin Parties(2)	1,529,136	20.8%
Central Wechsel — und Creditbank AG(3)	1,075,000	14.6%
Waveland Parties(4)	1,061,100	14.4%
Steel Partners II, L.P.(5)	682,399	9.3%
Rudolf Weissenberger(6)	573,167	7.8%
Quadrangle Offshore (Cayman) LLC(7)	507,400	6.9%
Dennis J. Tietz(8)	300,945	3.9%
Peter J. Younger	350	*
Robert M. Melzer(9)(10)	72,149	*
S. Nicholas Walker(9)(10)	62,249	*
Maurice Taylor(9)(10)	62,149	*
Charles Tharp(9)	45,100	*
John M. Foy(11)	43,750	*
John C. Kirby(11)	43,750	*
Nico Sciacovelli(11)	43,750	*
All directors and executive officers as a group (9 persons)(12)	674,192	8.4%

(1)	Except as otherwise specifically noted, the number of shares stated as being owned beneficially includes (a) all options, warrants or rights under which persons could acquire common shares currently and within 60 days following April 15, 2002, and (b) shares held beneficially by spouses, minor children or grandchildren. Any securities not outstanding which are subject to such options, warrants or rights shall be deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person, but shall not be deemed to be outstanding for the purpose of computing the percentage of the class by any other person.

(2)	According to the Schedule 13D, dated September 24, 1999, of Blavin & Company, Inc. and Paul W. Blavin, as principal for Blavin & Company, Inc., these shares are held of record by PWB Value Partners, L.P., and advisory clients of Blavin & Company, Inc. Blavin & Company, Inc. is located at 29621 Northwestern Highway, Southfield, MI 48034. Mr. Blavin’s business address is 29621 Northwestern Highway, Southfield, Michigan 48034.

(3)	According to the Schedule 13D Amendment No. 1, dated March 10, 1998, of Central Wechsel — und Creditbank AG (“CWAG”), these shares were held of record by Enavest Holding S.A. (“Enavest”), a Panamanian company of which Stefan M. Palatin is believed to be the beneficial owner. However, pursuant to the terms of a pledge agreement between CWAG and Enavest following the default of the repayment of a loan by Enavest, these shares are held of record by CWAG. CWAG’s business and office address is located at Kaerntner Strasse 43, 1015 Vienna Austria.

By letter dated August 1, 2001, the Company was informed by a representative of Magyar Követeleskezalo R.L. (“MKK”) that MKK was the “new owner” of CWAG, and that CW — Abwicklungs AG I.A. had succeeded to CWAG. The Company understands that MKK is a financial institution headquartered in Budapest, Hungary. Neither CWAG nor MKK has filed any amendment to the Schedule 13-D amendment last filed by CWAG, dated March 10, 1998.

(4)	According to their Schedule 13D Amendment No. 3, dated December 12, 2001 and their Form 4 dated December 10, 2001, the Waveland parties collectively hold 1,061,100 shares representing approximately 14.4% of the shares outstanding as of April 15, 2002. Waveland Partners, L.P., Waveland Capital Management, L.P. and Clincher Capital Corporation beneficially own 673,909 shares (consisting of 554,312 shares held by Waveland Partners, L.P. plus 119,597 shares held by Waveland International Ltd.) representing approximately 9.2% of the shares outstanding as of April 15, 2002. Waveland Partners, Ltd. and Waveland Capital Management, LLC beneficially own 506,788 shares (consisting of 387,191 shares held by Waveland Partners, Ltd. plus 119,597 shares held by Waveland International Ltd.) representing approximately 6.9% of the shares outstanding as of April 15, 2002. Waveland International, Ltd. beneficially owns 119,597 shares representing approximately 1.62% of the shares outstanding as of April 15, 2002. The address for all of these entities is 227 West Monroe, Suite 4800 Chicago, Illinois 60606.

(5)	According to the Schedule 13D Amendment No. 2, dated September 18, 2001, of Steel Partners II, L.P. and Warren G. Lichtenstein, as Chairman of the Board, Chief Executive Officer and Secretary of Steel Partners, L.L.C., the general partner of Steel Partners II, L.P., these shares are held of record by Steel Partners II, L.P. The principal business address of Steel Partners II, L.P., Steel Partners, L.L.C. and Mr. Lichtenstein is 150 East 52nd Street, 21st Floor, New York, New York 10022.

(6)	According to their Schedule 13G, dated March 27, 2001, Mr. Weissenberger and Lude Management Corp. are the beneficial owners of these shares. Mr. Weissenberger is the record holder of 6,500 shares and is the beneficial owner of 566,667 shares owned of record by Lude Management Corp. Mr. Weissenberger’s mailing address is Chemin De La Dole, CH 1274 Signy, Switzerland. The address for Lude Management Corp. is Salduba Bldg., Calle 53 Este, Obarrio, Panama.

(7)	According to the Schedule 13G, dated January 11, 2000, of Lawrence A. Heller and Quadrangle Offshore (Cayman) LLC, Quadrangle Offshore (Cayman) LLC is the beneficial owner of these shares. The mailing address for Quadrangle Offshore (Cayman) LLC is c/o Goldman Sachs (Cayman) Trust, Ltd., Harbour Centre, 2nd Floor, P.O. Box 896, George Town, Grand Cayman, Cayman Islands, B.W.I. The mailing address for Lawrence A. Heller is 6 East 45th Street, Suite 805, New York, New York 10017.

(8)	Mr. Tietz may purchase 300,000 shares by exercising outstanding options on or before December 10, 2008.

(9)	Messrs. Taylor, Tharp, Walker, and Melzer may each purchase 15,000 shares by exercising outstanding options on or before October 12, 2009, an additional 15,000 shares by exercising outstanding options on or before January 9, 2011, and an additional 15,000 shares by exercising outstanding options on or before January 9, 2012.

(10)	Includes 17,149 common shares issuable upon the settlement of director’s stock units granted to Messrs. Taylor, Walker, and Melzer through April 15, 2002.

(11)	Messrs. Foy, Sciacovelli, and Kirby may each purchase 40,000 shares by exercising outstanding options on or before February 3, 2010, and an additional 3,750 shares by exercising outstanding options on or before January 8, 2011.

(12)	Includes stock options exercisable for or stock units to be settled for 662,697 shares through April 15, 2002.

*	Less than one percent.

Section 16(a) Beneficial Ownership Reporting Compliance

      The Company’s directors and executive officers, and beneficial owners of more than ten percent of the Company’s common shares must file reports with the Securities and Exchange Commission indicating the number of the Company’s common shares they beneficially own and any changes in their beneficial ownership. Copies of these reports must be provided to the Company. Based on its review of the copies of beneficial ownership reports received by it, we believe that, during the fiscal year ended December 31, 2001, all filing requirements applicable to our officers, directors, and greater than ten percent beneficial owners were complied with, with the possible exception of Central Wechsel — und Creditbank AG. See note 3 to the table appearing under “Security Ownership of Certain Beneficial Owners and Management” herein.

OTHER MATTERS

      The proxyholders are authorized to vote, in their discretion, upon any other business that comes before the annual meeting and any adjournment of the meeting. The Board knows of no other matters which will be presented to the meeting.

SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

      Without prejudice to the statutory rights granted under Luxembourg law to shareholders who alone or in aggregation with other shareholders control 20% of the common shares of the Company, proposals of shareholders intended to be presented at the 2003 annual meeting of shareholders must, in addition to satisfying the other requirements of the Securities and Exchange Commission’s rules and regulations, be received by the Company at its principal executive offices on or before January 1, 2003, in order to be considered for inclusion in the Company’s Proxy Statement for the Company’s 2003 annual meeting.

OTHER INFORMATION

      Shareholders are invited to visit the Company’s internet website at www.cronos.com for real-time information throughout the year about the Company and for links to Securities and Exchange Commission filings of the Company.

By Order of the Board of Directors,

Dennis J. Tietz
Chairman of the Board and
Chief Executive Officer

Luxembourg

April 26, 2002

SKU#TCGCM-PS-02

DETACH HERE

PROXY
THE CRONOS GROUP

     This proxy is solicited on behalf of the Board of Directors of The Cronos Group for the annual meeting to be held on June 12, 2002.

     The undersigned hereby appoints Dennis J. Tietz, Peter J. Younger, and Maurice Taylor, and each of them, proxies, with full power of substitution, to vote all common shares of The Cronos Group that the undersigned is entitled to vote at the annual meeting of shareholders to be held at the Hotel Le Royal, 12 Boulevard Royal, Luxembourg, on Wednesday, June 12, 2002 at 10:00 a.m., local time, and at any adjournment, postponement, or continuation thereof. The proxies have the authority to vote as directed on the reverse side of this card with the same effect as though the undersigned were present in person and voting. The proxies are further authorized in their discretion to vote upon such other business as may properly come before the annual meeting and any adjournment, postponement, or continuation thereof. The undersigned revokes all proxies previously given to vote at the annual meeting.

     The Board of Directors recommends a vote for the nominees listed in Proposal 1 and for the adoption of Proposals 2 through 10.

SEE REVERSE SIDE. TO BE SIGNED ON REVERSE SIDE. SEE REVERSE SIDE.

Reverse side

[x] Please mark votes as in this example

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS YOU DIRECT. IF YOU GIVE NO DIRECTION, WE WILL VOTE YOUR COMMON SHARES FOR ALL PROPOSALS. WE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN, DATE AND RETURN THIS CARD.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL PROPOSALS

1.	Elect Two Directors

The Nominees Are: S. Nicholas Walker and Robert M. Melzer

[ ] FOR ALL NOMINEES (EXCEPT AS INDICATED BELOW)

[ ] WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES

(TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE’S NAME BELOW)

2.	Approval of Amendment to Article 3 of the Company’s Articles of Incorporation, re-authorizing the Company’s capital stock at U.S. $50 million, represented by 25 million common shares.

[ ] FOR [ ] AGAINST [ ] ABSTAIN

3.	Approval of Amendment to Article 4 of the Company’s Articles of Incorporation, re-confirming the authority of the Board of Directors of the Company to suppress preemptive rights with respect to the issuance or reservation for issuance of common shares.

[ ] FOR [ ] AGAINST [ ] ABSTAIN

2

4.	Approval of the retirement and cancellation of the 1,793,798 common shares of the Company previously owned of record by Klamath Enterprises S.A. and amendment of Article 3 of the Company’s Articles of Incorporation to reflect the retirement and cancellation.

[ ] FOR [ ] AGAINST [ ] ABSTAIN

5.	Approval of grant of authority to the Board of Directors of the Company to adopt and implement from time to time a common share repurchase program.

[ ] FOR [ ] AGAINST [ ] ABSTAIN

6.	Approval of the grant of authority to the Board of Directors of the Company to grant common shares of the Company in lieu, in whole or in part, of cash bonuses otherwise payable to officers and employees of the Company and its subsidiaries.

[ ] FOR [ ] AGAINST [ ] ABSTAIN

7.	Appointment of Deloitte & Touche S.A. as the Company’s independent auditors for the year ending December 31, 2002, and authorization of the Board of Directors to fix the compensation payable to the independent auditors.

[ ] FOR [ ] AGAINST [ ] ABSTAIN

8.	Approval of the consolidated and unconsolidated financial statements of the Company for the year ended December 31, 2001 and the reports of the Company’s independent auditors and Board of Directors thereon.

[ ] FOR [ ] AGAINST [ ] ABSTAIN

9.	Discharge the following members of the Board of Directors pursuant to the Article 74 of the Companies Law (10 August 1915) from the execution of their mandate for the year ended December 31, 2001: Dennis J. Tietz, Peter J. Younger, Maurice Taylor, Charles Tharp, S. Nicholas Walker, and Robert M. Melzer.

[ ] FOR [ ] AGAINST [ ] ABSTAIN

10.	Allocation of the profit/loss reported by the Company for the year ended December 31, 2001.

[ ] FOR [ ] AGAINST [ ] ABSTAIN

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     In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting and at any adjournment, postponement, or continuation thereof.

     Please mark, sign, date, and return this Proxy in the accompanying prepaid envelope. Please sign exactly as your name appears on this Proxy. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held jointly, both owners should sign.

Signature:	Date:

Signature:	Date:

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